Exhibit 10.12
PATENT LICENSE AGREEMENT
This PATENT LICENSE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between Irvine Sensors Corporation, a Delaware corporation, with an office at 3001 Redhill Ave., Bldg. 4, Suite 108, Costa Mesa, CA 92672 (“Seller”) and Aprolase Development Co., LLC, a Delaware limited liability company, with an address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808 (“Purchaser”). The parties hereby agree as follows:
1. BACKGROUND
1.1 Seller (“Seller”) sold to Purchaser certain pending patent applications, patents, and/or related foreign patents and applications (“Patents”) pursuant to a Patent Purchase Agreement (“PPA”) entered into by the parties on December 11, 2008, and as amended in the Second Amendment to the Patent Purchase Agreement dated March 18, 2009.
1.2 Purchaser desires to grant a license to the Patents to Seller in accordance with the terms of this Agreement.
2. DEFINITIONS
All capitalized used but not defined herein shall have the meanings set forth in the PPA.
3. LICENSE
3.1 License. Upon the Closing, Purchaser hereby grants to Seller, under the Patents, and for the lives thereof, a royalty-free, non-exclusive, non-sublicensable, non-transferable right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Seller products covered by the Patents (“Covered Products). The Seller License shall apply to the reproduction and subsequent distribution of Covered Products under Seller’s trademarks and brands, in substantially identical form as they are distributed by the Seller, by authorized agents of the Seller such as a distributor, replicator, VAR or OEM. The Seller acknowledges and agrees that the Seller License is not intended to cover foundry or contract manufacturing activities that the Seller may undertake on behalf of any person that is not the Seller. As a result, Covered Products shall exclude any products or services manufactured, produced or provided by the Seller on behalf of any person that is not the Seller (a) from designs received in substantially completed form from a source other than the Seller and (b) for resale to such person that is not the Seller (or to customers of, or as directed by, any person that is not the Seller) on essentially an exclusive basis. The Seller License is nontransferable (by operation of law or otherwise), except as set forth in paragraph 3.2.

3.2 Limitation on Transferability of Subsidiary License. The Seller License ***. In the event of such a transfer (a “Transfer”), the ***, and the ***. Seller shall, within thirty (30) days after a Transfer, provide Purchaser with written notice of such Transfer, which notice will contain: (i) the effective date of the Transfer, ***, as of the effective date of the Transfer, and the Seller License will immediately terminate in the event that Seller fails to provide such notice as and when set forth above. The *** may not *** the Seller License ***. The Seller License will immediately terminate upon any attempted transfer *** that is not in strict conformance with this paragraph 3.2, and any such attempted transfer will be void.
3.3 Reservation of Rights. Except as set forth in paragraph 3.1 above, Purchaser reserves all right, title and interest in and to the Assigned Patent rights.
4. MISCELLANEOUS
4.1 Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.
4.2 Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.
4.3 Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; or (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause Subsidiary and agents of Subsidiary and Seller involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

*	Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

4.4 Governing Law. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.
4.5 Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personal delivery or (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser	If to Seller

Aprolase Development Co., LLC 2711 Centerville Road, Suite 400 Wilmington, DE 19808	Irvine Sensors Corporation 3001 Redhill Ave. Bldg. 4, Suite 108 Costa Mesa, CA 92672

Attn: Managing Director	Attn: Eric Boyd
Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.
4.6 Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.
4.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

4.8 Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.
4.9 Miscellaneous. This Agreement and the PPA constitute the entire agreement between the parties with respect to the subject matter hereof and merge and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.
4.10 Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.
In witness whereof, intending to be legally bound, the parties have executed this Patent License Agreement as of the Effective Date.

SELLER:		PURCHASER:

IRVINE SENSORS CORPORATION		APROLASE DEVELOPMENT CO., LLC

By:	/s/ JOHN J. STUART, JR. Name: John J. Stuart, Jr. Title: Sr. VP & Chief Financial Officer	By:	/s/ MELISSA COLEMAN Name: Melissa Coleman Title: Authorized Person
Effective Date: March 18, 2009